Exhibit 5.1

11 S. Meridian Street
Indianapolis, IN 46204-3535
317-236-1313
317-231-7433 (Fax)
www.btlaw.com

July 13, 2015

Hill-Rom Holdings, Inc.

1069 State Route 46 East
Batesville, Indiana 47006

Ladies and Gentlemen:

We have acted as special Indiana counsel to Hill-Rom Holdings, Inc., an Indiana corporation (the “Company”), in connection with the proposed issuance of 8,133,722 shares of the Company’s common stock, without par value (the “Shares”), by the Company to holders of common stock — Class A, no par value per share, and common stock — Class B, $.01 par value per share, of Welch Allyn Holdings, Inc. (“Welch Allyn”) in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of June 16, 2015, among the Company, Empire Merger Sub Corp. and Welch Allyn (the “Merger Agreement”). The Shares are being included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (as the same may be amended from time to time, the “Registration Statement”), to which this opinion is an exhibit.

In rendering this opinion, we have examined copies of the following documents: (a) the Company’s Restated and Amended Articles of Incorporation, (b) the Company’s Amended and Restated Code of By-Laws, (c) the Merger Agreement, and (d) a draft of the Registration Statement dated July 13, 2015. We have also examined such other documents and made such other investigations as we have deemed necessary for the purposes of this opinion. As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the limitations and qualifications set forth below, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the Merger Agreement and as contemplated by the Registration Statement (including all Exhibits thereto), will be duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed herein is limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The foregoing opinion is limited to the Indiana Business Corporation Law. We do not express any opinion with respect to the laws of any jurisdiction other than Indiana or as to the effect of any other laws on the opinion herein stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name appearing with reference to this opinion in the Registration Statement and any amendments thereto, including without limitation under the heading “Legal Matters” in the proxy statement/ prospectus included therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Barnes & Thornburg LLP